Exhibit 15.1

Independent Registered Public Accounting Firm’s Acknowledgment Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of State Street Corporation for the registration of debt securities, preferred stock, depositary shares, common stock, stock purchase contracts, stock purchase units, warrants, and the registration of capital securities by affiliated Delaware business trusts, of our reports dated May 9, 2014, August 8, 2014 and November 7, 2014 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

Under Rule 436(c) of the 1933 Act, our report is not part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 18, 2014